Exhibit 99.(l)

PURCHASE AGREEMENT

Credit Suisse Opportunity Funds (the “Trust”), a statutory trust organized under the laws of the State of Delaware, with respect to each of the Credit Suisse Liquid Managed Futures Strategy Fund and the Credit Suisse Strategic Income Fund (together, the “Funds”), and Merchant Holding, Inc.  hereby agree as follows:

1.  The Trust offers Merchant Holding, Inc.  and Merchant Holding, Inc.  hereby purchases three shares of beneficial interest in each of the Funds, which for each Fund shall consist of one Class A Share, one Class C Share and one Class I Share, having a par value $.001 per share, at a price of $10.00 per share (the “Initial Shares”), each Fund agreeing to waive the initial sales charge and any contingent deferred sales charge on such purchases.  Merchant Holding, Inc.  hereby acknowledges receipt of the certificates representing the Initial Shares, and the Trust hereby acknowledges receipt from Merchant Holding, Inc. of $60.00 in full payment for the Initial Shares.

2.  Merchant Holding, Inc.  represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distribution.

3.  The Trust and Merchant Holding, Inc.  agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust.  No series of the Trust, including the Funds, will be liable for any claims against any other series.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 27th day of September, 2012.

CREDIT SUISSE OPPORTUNITY FUNDS

	By:	/s/Karen Regan
Name: Karen Regan
Title: Secretary

ATTEST:

/s/Cecilia Chau

MERCHANT HOLDING, INC.

	By:	/s/Edward Nadel
Name: Edward Nadel
Title: Vice President

ATTEST:

/s/Cecilia Chau